Exhibit 10.14

PURCHASE, SUPPLY AND DISTRIBUTION AGREEMENT

This PURCHASE, SUPPLY AND DISTRIBUTION AGREEMENT (this "Agreement"), dated as of February 1, 2013 (the "Effective Date"), by and between Millennium Medical Devices LLC, a New York limited liability company having an address at 400 Garden City Plaza, Suite 440, Garden City, New York 11530 ("Millennium"), and CDx Diagnostics Inc., a Delaware corporation with an address at 2 Executive Boulevard, , Suffern, New York 10901 (the "Company").

WITNESSETH

WHEREAS, the Company is engaged in the business of manufacturing and selling its patented OralCDx Brush Test Kits (each, a "Unit" and collectively, the "Product").

WHEREAS, the Company desires to sell the Product to Millennium for exclusive distribution and marketing throughout the Territory (as defined below).

WHEREAS, Millennium desires to purchase the Product from the Company and market, distribute and sell the Product in the Territory, on an exclusive basis.

NOW THEREFORE, in consideration of the mutual premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.           Purchase, Supply, and Distribution

(a)          Purchase; Supply; Exclusivity.

i.            Millennium hereby agrees to purchase from the Company, and the Company hereby agrees to manufacture (or have manufactured) and sell to Millennium the Product, subject to the terms and conditions contained herein.

ii.           The Company hereby agrees to make all arrangements necessary to supply to Millennium such minimum supplies as are required by this Agreement all in accordance with the terms of this Agreement.

iii.          Millennium shall be the only firm, company, corporation, entity or person authorized to market, distribute and sell the Product in the Territory to the Covered Markets.

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iv.          The: company shall not sell or distribute the Product within the Territory to the Covered Markets during the Term of this Agreement itself or through any firm company, corporation, entity or person other than Millennium either directly or indirectly, however, at any time the Company may refer to Millennium, groups to be considered for sales subcontractor agreements for the Product under Millennium.

v.           For the purposes of this Agreement, "Territory" shall mean the United States and its territories and possessions

vi.          For purposes of this Agreement, "Covered Markets" shall mean all potential customers for the product in the Territory, including, without limitation, medical practices and providers (including hospitals, nursing homes, health clinics) and dental practices and providers; provided, that upon written notice to Millennium, which may be given at any time (or from time to time) during the Term, the Company may exclude from the Covered Markets all potential customers for the product in the Territory that are dental practices (the "Dental Office Market") and/or may make the Dental Office Market non-exclusive to Millennium. The Dental Office Market does not include dentists that practice in settings other than a dental office, including hospitals, nursing homes, assisted living facilities and public health clinics and other general medical settings. During any period that the Dental Office Market is excluded from Covered Markets, then Millennium shall not sell or distribute the Product within the Territory to the Dental Office Market itself or through any firm company, corporation, entity or person other than Millennium either directly or indirectly. During any period that the Dental Office Market is non-exclusive, then either Millennium or the Company or any other distributor appointed by the Company may sell or distribute the Product within the Territory to the Dental Office Market.

vii.         Millennium shall not sell or distribute the Products outside of the Territory or the Covered Markets at any time either itself or through any firm company, corporation, entity or person, either directly or indirectly.

viii.        Millennium hereby agrees that during the Term of this Agreement and for a 12 month period after its termination for any reason, it shall not, itself or through any firm, company, corporation, entity or person other than Millennium either directly or indirectly, market, offer or sell (i) any product t (other than the Products) that aids or is claimed to aid, or supports a service that aids or is claimed to aid, in the detection, prevention or treatment of Oral pre-cancer or oral cancer or (ii) any service that aids or is claimed to aid in the detection, prevention or treatment of oral pre-cancer or oral cancer.

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ix.           Millennium shall be required to have completed sales to third party end users (either directly or via any approved sub distributors) in the minimum amount(s) set forth in the table below for the Territory :

Millennium Sales Requirements in Units per Period
April 1, 2013 to September 30, 2013	30,000
October 1, 2013 to March 31, 2014	30,000
April 1, 2014 to March 31, 2015	120,000
April 1, 2015 to March 31, 2016	180,000
April I, 2016 to March 31, 2017	240,000
April 1, 2017 to March 31, 2018	300,000
April 1, 2018 to March 31, 2019	400,000
April I, 2019 to March 31, 2020	500,000
April 1, 2020 to March 31, 2021	600,000
April 1, 2021 to March 31, 2022	700,000
April 1, 2022 to March 31, 2023	800,000

For clarity, no change in the Covered Markets permitted by Section l (a)(vi) above shall alter Millennium 's minimum purchase obligations under this Section. If as of the end of any period set forth in the table above Millennium has failed to meet its sales requirement for such period, the Company shall have the rights to terminate the entire agreement as set forth in Section 6(b) below, provided, however, that the Company has not failed in delivering the minimum number of kits ordered and prepaid by Millennium as set forth in Section l(a)(x) below in fulfilling this obligation.

x.            Millennium agrees to purchase from the Company the following minimum numbers of Units on the following dates:

February 11, 2013	100,000

August 1, 2013	100,000

February 1, 2014	100,000

August 1, 2014	100,000

* The confidential portion has been so omitted and filed separately with the Securities and Exchange Commission (“SEC”).

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February 1, 2015	100,000

August 1, 2015	100,000

February 1, 2016	150,000

August 1, 2016	150,000

February 1, 2017	150,000

August 1, 2017	150,000

February 1, 2018	175,000

August 1, 2018	175,000

February 1, 2019	225,000

August 1, 2019	225,000

February 1, 2020	275,000

August 1, 2020	275,000

February 1, 2021	325,000

August 1, 2021	325,000

February 1, 2022	375,000

August 1, 2022	375,000

For clarity, no change in the Covered Markets permitted by Section l(a)(vi) above shall alter Millennium's minimum purchase obligations under this Section. Payment for Units required to be purchased under this Section shall be made in full by Millennium on the applicable date for such purchase set forth in the table above. The Company shall deliver Units purchased by Millennium during the * calendar months following (and all such Units shall be delivered no later than the end of the * calendar month following) the date that Millennium has delivered payment in full for such Units.

(b)          Marketing, Sale and Distribution. Millennium shall use diligent efforts to market, sell and distribute the Product in the Territory in good faith and in a manner consistent with its efforts for other products and general industry practice.

* The confidential portion has been so omitted and filed separately with the SEC.

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(c)          Marketing Materials; License. The Company shall supply to Millennium a reasonable supply of current marketing and promotional materials for the Products which shall be provided in the form of master designs from which Millennium may have copies printed ("Marketing Materials"). Millennium shall produce sufficient copies of such Marketing Materials for its use hereunder at its own cost and expense. The Company hereby grants to Millennium a limited, non-exclusive license to use the Company's trademarks, trade names, logos and images (collectively, "Trademarks") in connection with the marketing, promotion and sale of the Product including, reproduction and use of the Marketing Materialism all cases, Millennium shall follow the instructions of the Company at all times as to the use or discontinuance of use of such Trademarks and/or Marketing Materials. Millennium shall not remove, conceal or alter any of Company's Trademarks on the Products or Marketing Materials. Millennium shall promote and sell all Products in their original packages and under the original labels provided by the Company without any alteration or addition whatsoever. Millennium may not alter or change Company Trademarks or Marketing Materials at any time unless it has received the express written approval of the Company. Products shall always be sold under the Trademarks. Millennium shall not produce and/or use its own marketing materials for the Products. Use of any such Trademarks or Marketing Materials shall not give Millennium any right to any intellectual property rights in or to such items other than the limited licenses expressly set forth herein and all goodwill arising from any use of such Trademarks and Marketing Materials by Millennium shall inure to the benefit of the Company. Millennium shall keep records of, and shall provide the Company copies of, any and all Marketing Materials actually used with customers and potential customers of Millennium.

(d)          Training. During the month of *, the Company will provide Millennium's sales personnel with training geared toward reasonably preparing such personnel to market and sell the Products in a manner generally accepted for similar products in the industry.

(e)          Customer Lists. Prior to the end of the training period specified in Section 1(d) above, the Company shall convey to Millennium the names and contact information then possessed and used by the Company in marketing the Products to the Covered Market (the "Customer Information"). Such Customer Information shall be treated as Confidential Information of the Company by Millennium. Millennium shall have no rights in the Customer Information other than a limited license to use such Customer Information as necessary to perform its obligations and exercise its rights under this Agreement. If the Company exercises its right to exclude the Dental Office Market from the Covered all Dental Customer Information to the Company and shall discontinue use of such information.. If the Company exercises its right to terminate the Agreement completely then Millennium shat discontinue its use of all such Customer Information

* The confidential portion has been so omitted and filed separately with the SEC.

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2.           Consideration.

(a)          Purchase Price. The Company agrees to sell the Product to Millennium during the Term in an amount equal to * per Unit Purchased by Millennium (as it may be amended pursuant to this paragraph, the "Per Unit Price"). All prices shall be F.O.B. the Company's place of distribution identified by the Company from time to time as the shipping point for the particular Products being purchased (the "Company Distribution Point"). Notwithstanding anything to the contrary in this Agreement, the Company may increase the Per Unit Price to reflect any actual and reasonably demonstrable increases in the Company 's out of pocket expenses of manufacturing, packaging and labeling the Products (including costs of source materials and components), which increase may be implemented by delivery of written notice to Millennium at least thirty (30) days in advance of the effective date of any such increase.

(b)          Fair Market Value Sale Price. Millennium shall determine the prices and other financial terms and conditions under which it will re-sell the Products; provided, however, that all sales or transfers of the Products by Millennium to third parties will be at prices that reflect "fair market value" within the meaning of 42 CFR 411.351.

(c)          Payments. For any payments other than payments required by Section l(a)(x) above, payment for the Product provided by the Company shall be due within thirty (30) days after receipt of the Product by Millennium. Any past-due payments (including payments due under Section l(a)(x)) will bear interest at the lesser of 1.5% per month or the maximum rate permitted by law.

(d)          Shipping; Taxes. Millennium shall be responsible for all shipping, freight, insurance, duty and customs charges related to the Products ordered following Millennium's acceptance of Products at the Company Distribution Point. The risk of loss shall pass to Millennium upon release to Millennium's carrier at Company Distribution Point. Any and all customs, tariffs and duties or excise, sales, use, value-added or other taxes or levies imposed on Millennium or the Company by any governmental body in the Territory or any other geographic areas where Millennium receives or sells Product, in each case, in connection with the sale or shipment of the Products to or by Millennium, shall be paid (or reimbursed to the Company) by Millennium.

3.           Representations and Warranties of the Company. The Company hereby represents and warrants to Millennium that:

(a)          Organization and Authorization. The Company is a corporation duly organized under the laws of the State of Delaware and it has all necessary corporate power to enter into this Agreement. The execution and delivery of this Agreement has been duly authorized by all necessary corporate action and this Agreement, once executed and delivered, shall be a legal, valid and binding obligation of the Company enforceable in accordance with its respective terms.

* The confidential portion has been so omitted and filed separately with the SEC.

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(b)          Compliance. The Company's sole warranties to Millennium with respect to the Products are that: (i) the written descriptions of the components that are included in the Product and/or its labeling will be accurate and complete and such components shall perform their functions in accordance with their labeling; (ii) Products delivered to Distributor shall be free from material defects in manufacturing that prevent sale thereof during the period from shipment until the expiration date; (iii) the Product provided hereunder shall conform to and be in compliance with all applicable laws and regulations and be free from encumbrance or lien; (iv) the Company has and shall at all times throughout the Term of this Agreement shall have, whether by right, title or interest, including by license or otherwise, the intellectual property rights that are required to use, manufacture, market, offer to sell, sell, import and export the Product in accordance with the terms of this Agreement and neither this Agreement nor the offer or sale by Millennium of the Product in strict accordance with this Agreement shall infringe any third party rights. The Company further warrants that it shall comply with all applicable laws and regulations with respect to the sale of the Product to Millennium, and any Product sold and delivered by the Company to Millennium may be lawfully sold to the end users in the Territory in strict accordance with the terms of this Agreement.

The Company’s warranties set forth herein run only to Millennium and unless a proper claim is made against Millennium based upon Company's express warranties hereinabove, and written notice of and the responsibility for which claim is promptly directed by Millennium to Company, the Company shall have no warranty obligation whatsoever to Millennium's subdistributors or other customers or to customers of the subdistributors. EXCEPT AS STATED IN THIS SECTION 3(b), THE COMPANY DISCLAIMS ANY AND ALL WARRANTIES ON THE PRODUCTS, WHETHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF THEIR MERCHANTABILITY OR THEIR FITNESS FOR A PARTICULAR PURPOSE OR ANY WARRANTY ARISING FROM COURSE OF DEALING OR USAGE OF TRADE. TO THE EXTENT THAT ANY IMPLIED WARRANTIES MAY NOT BE DISCLAIMED, SUCH WARRANTIES ARE EXPRESSLY LIMITED TO LESSER OF THE DURATION OF THE EXPRESS WARRANTY STATED BY THE COMPANY ON THE PRODUCTS OR WITH THEIR PACKAGING OR TO SUCH PERIOD AS IS REQUIRED BY LAW.

4.        Representations and Warranties of Millennium. Millennium hereby represents and warrants to the Company that:

(a)          Organization and Authorization. Millennium is a limited liability company duly organized under the laws of the State of New York, it has all necessary power to enter into this Agreement, the execution and delivery of this Agreement has been duly authorized by all necessary corporate action and this Agreement, once executed and delivered, shall be a legal, valid and binding obligation of the Company enforceable in accordance with its terms.

(b)          Compliance. Millennium shall, in performing its obligations hereunder, (i) comply in all material respects with all applicable laws and regulations , including, without limitation relating to advertising, marketing, distribution and sales of the Products; (ii) keep such records with regard to its sales of the Products as are required by any applicable laws or regulations; (iii) advise the Company promptly concerning any information that may come to its attention as to charges, complaints or claims regarding the Company or the Products by Millennium's customers or others; and (iv) make no representations, warranties, claims or assertions, in any media or forum, either orally or in writing, with respect to the Products or the use of the Products whatsoever, except (1) as expressly authorized by Company in writing (which authorization may be revoked at any time); (2) as expressly stated on the Company's labeling on the Units or Marketing Materials provided to Millennium by the Company (and not revoked or changed since the original printing thereof).

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(c)          Millennium attests that it is not excluded, debarred or suspended by the Office of the Inspector General of the United States Department of Health and Human Services or by the General Services Administration or by any state health care program under 42 U.S.C.§ 1320a-7 or under the Federal Employees Health Benefits Program and is not aware of any pending or threatened exclusion, debarment or suspension actions against it.

5.          Term. The Agreement shall become effective on the Effective Date, and unless earlier terminated in accordance with the provisions hereof, shall continue in full force and effect until March 31, 2023 (the "Term").

6.          Termination:

(a)          Millennium shall have the right to terminate this Agreement effective as of any one-year anniversary of the Effective Date of this Agreement upon prior written notice to the Company delivered not more than one hundred twenty (120) and not fewer than ninety (90) days prior to the anniversary desired to be the termination date.

(b)          If as of the end of any period set forth in the table in Section l (a)(ix) above, Millennium has failed to meet its minimum sales requirement for such period, thereafter, Company shall have the right to terminate this Agreement by delivery of at least 30 days prior written notice.

(c)          In the event of the occurrence of any of the following events to either the Company or Millennium, the other party may terminate the Agreement by written notice to the other party:

i.            If a party continues in material breach of this Agreement for more than thirty (30) days after written notice is given to the breaching party to remedy such breach; or

ii.           If either party shall (i) be dissolved, (ii) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself of all or a substantial part of its property, (iii) make a general assignment for the benefit of its or his creditors, (iv) commence a voluntary case under Title 11 of the United States Bankruptcy Code or any successor ..thereto (the "Bankruptcy Code"), any state bankruptcy law or any law similar to any of the foregoing, (vi) file a petition seeking to take advantage of any law relating to bankruptcy, insolvency, reorganization, winding up, or composition or readjustment of debts, or (vii) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against the party in an involuntary case under the Bankruptcy Code, any state bankruptcy law or any law with a purpose or otherwise similar to any of the foregoing.

* The confidential portion has been so omitted and filed separately with the SEC.

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(d)          Termination or Amendment for Change in Law. Notwithstanding anything to the contrary contained herein, in the event that during the Term (1) any provision of the Agreement is deemed by any governmental entity to be invalid, unenforceable or in violation of any applicable laws or regulations ; (2) any governmental entity determines that any provision of the Agreement would violate any applicable laws or regulations without the inclusion of a provision not contained herein; (3) any change in laws or regulations (including a change in the interpretation or enforcement of existing laws and regulations or new guidance provided under existing laws and regulations) is enacted, adopted or implements that either party determines in its reasonable discretion, (i) could have a material adverse effect on this Agreement or (ii) would make performance of the Agreement or any provision thereof unlawful, illegal or commercially impracticable, or poses substantial risk thereof (any of the events described in sub-clauses (1), (2) or (3), a "Material Adverse Change in Law"), then, in such event, the parties agree that they shall negotiate in good faith and attempt to agree on a new agreement or amendments to this Agreement designed to address any problems such Material Adverse Change in Law may cause, with the mutual goal of finding a solution that avoid the adverse effects of the Material Adverse Change in Law that allows for the continuation of the Agreement on terms as close to the terms of this Agreement (including any amendments then in effect) as practicable. If the parties are unable to so agree within ninety (90) days after the enactment, adoption or implementation of the Material Adverse Change in Law, then any party may terminate this Agreement immediately upon delivery of notice of such termination to the other party. If neither party elects to terminate this Agreement in accordance with the preceding sentence, this Agreement shall continue in full force and effect, except that to the extent any provision has been held to be illegal, invalid or unenforceable such provision shall be deemed not to form a part of this Agreement.

(e)          Termination Upon Company Sale Transaction. Upon the occurrence of a Company Sale Transaction, the Company shall have the right to terminate this Agreement upon thirty (30) days prior written notice at any time during the Term for any reason or no reason; provided, however, that (i) in no event may the Company give notice under this Section 6(e) prior to * and (ii) in the event that the Company exercises such its termination rights under this Section 6(e), the Company (or its successor) shall pay to Millennium the Termination Fee within (30) days following the effective date of such termination. The Company may revoke any termination notice given under this Section 6(e) prior to the effective date of termination given in such notice. For clarity, no Termination Fee shall apply to a termination effected in accordance with any other provision of Section 6. For purposes of this Section 6(e), "Company Sale Transaction “shall mean (i) any merger, consolidation, recapitalization, sale of equity or other transaction or series of transactions in which the holders of the outstanding equity of the Company immediately prior to such transaction do not own a majority of the outstanding equity of the surviving entity after the closing of such transaction, or (ii) a sale or disposition of all or substantially all of the Company's assets, or (iii) a sale or disposition of all or substantially of the Company's assets related to its oral cancer business, in each case, to any person a majority of the outstanding equity of which is not owned by persons who owned a majority of the outstanding equity of the Company before the transaction. For purposes of this Section 6(e), "Termination Fee" shall mean the amount set forth in the table below that corresponds to the period during the Term as of which a termination under this Section 6(e) becomes effective :

* The confidential portion has been so omitted and filed separately with the SEC.

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Termination Becomes Effective:	Termination Fee
April l, 2014 to March 31, 2015	$123,000,000.00
April 1, 2015 to March 31, 2016	$117,000,000.00
April 1, 2016 to March 31, 2017	$108,000,000.00
April 1, 2017 to March 31, 2018	$97,500,000.00
April 1, 2018 to March 31, 2019	$84,000,000.00
April 1, 2019 to March 31, 2020	$67,500,000.00
April 1, 2020 to March 31, 2021	$48,000,000.00
April 1, 2021 to March 31, 2022	$25,500,000.00
April l, 2022 to March 31, 2023	$0

(f)          Termination for Lack of Company Board Approval. Notwithstanding anything elsewhere in this Agreement, this Agreement shall not be binding on the Company unless and until it has been approved by the Company's Board of Directors. Upon approval of its Board of Directors, the Company shall give written notice to Millennium of such approval, the delivery of which notice shall automatically cause this Agreement to become fully binding on the Company. If such notice has not been delivered to Millennium on or before * then Millennium shall have the right to terminate this Agreement immediately upon the delivery of written notice to the Company at any time before the Company delivers notice of its Board’s approval of this Agreement.

(g)          Effect of Termination. In the event of termination of this Agreement for any reason, Millennium shall, upon the effective date of termination, immediately cease selling the Products and cease all use of the Company's Trademarks, Marketing Materials and/or other confidential information. Thereafter, Millennium shall not sell or offer, directly or indirectly, any products bearing Trademarks labels, or packaging, or bearing any other identification so resembling those used with the Products as to be likely to cause confusion, mistake, deceive the public, or trade upon the good will of the Product. Millennium shall return within thirty (30) days of termination any and all inventory of Product and Marketing Materials on hand as of the effective date of such termination.

* The confidential portion has been so omitted and filed separately with the SEC.

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7.           Additional Agreements.

(a)          The Company agrees to supply, at its sole cost and expense, all of the required equipment and facilities necessary to perform its obligations under this Agreement.

(b)          Millennium agrees to supply, at its sole cost and expense, all of the required equipment and facilities necessary to perform its obligations under this Agreement

(c)          If and to the extent that Millennium wishes to order Units in addition to those contemplated to be purchased and sold under Section l(a)(x), Millennium shall be responsible for providing to the Company all purchase orders and other data in suitable format as specified by the Company necessary to place such orders, including specifications for quantities, turn-around times and other relevant specifications. All purchase orders for such additional Units and sales of the Products by the Company to Millennium hereunder shall be subject to, and governed by, the terms and conditions of this Agreement which shall supersede the terms and conditions of any purchase order, acknowledgement or similar document. No such additional order by Millennium shall be binding on the Company unless and until accepted in writing by the Company and notwithstanding any terms included on any purchase order or other order correspondence, the Company shall have no obligation to deliver Product in response to any order in fewer than 90 days from the date the order is accepted by the Company.

(d)          Claims of Millennium for errors in the Products provided by Company, shortages in the Products provided by Company or non compliance with Product warranties specified in Section 3(b) must be reported to the Company within ten (10) days of Millennium 's discovery of such non-compliance or Millennium waives such claims. Except as set forth in the preceding sentence, all sales/deliveries to Millennium are final. Millennium shall have no right to return Products to the Company except to the extent a valid claim is made pursuant to Section 3(b).

(e)          Millennium's Employees and Agents. During the term of this Agreement, and upon and after any termination or cancellation hereof, Millennium shall be solely responsible and liable for any and all compensation or benefits payable to employees and agents of Millennium.

(f)           Recalls. In the event Company recalls any Products sold by Millennium in the Territory, Millennium shall reasonably assist Company with such recall. Company agrees to give prompt notice to Millennium in the event that Company recalls any Product, or ceases or suspends the sale of any Product due to any problem which relates to such Product's safety or compliance with law. Without limiting the generality of the foregoing (a) upon the Company's request in connection with any recall, Millennium shall provide the Company all information necessary to allow the Company to send appropriate recall notices to any Millennium customers in accordance with applicable law and standard industry practice; and (ii) upon the Company 's request in connection with any recall, Millennium shall send appropriate recall notices to any Millennium customers in accordance with applicable law and standard industry practice.

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8.           Indemnification.

(a)          Subject to the limitations of Section 8(c) below, the Company agrees to indemnify and hold Millennium, its managers, members, officers, and employees (collectively, "Millennium Indemnified Parties"; each, a "Millennium Indemnified Party") harmless from and against any and all costs, losses, liabilities, damages, claims or expenses (including without limitation reasonable attorney's fees and expenses) (collectively, "Losses") incurred by an Indemnified Party in connection with a third party claim arising out of, related to, occasioned by or attributable to: (i) any breach by the Company or any of its directors, officers, employees or agents of any representation, warranty or covenant made by the Company herein; or (ii) the gross negligence or willful misconduct on the part of the Company, or any of its directors, officers, employees or agents in its/their performance of this Agreement. Notwithstanding anything herein to the contrary, the foregoing indemnity will not apply to Losses to the extent that such Losses have resulted from the willful misconduct, bad faith, fraud or gross negligence of, or breach of this Agreement by, a Millennium Indemnified Party.

(b)          Subject to the limitations of Section 8(c) below, Millennium shall indemnify and hold the Company and its directors, officers, employees and shareholders (collectively, "Company Indemnified Parties"; each, a "Company Indemnified Party") harmless from any Losses incurred by a Company Indemnified Party in connection with a third party claim arising out of, related to, occasioned by or attributable to: (i) any breach by Millennium or any of its managers, members, officers or employees of any representation, warranty or covenant made by Millennium herein; or (ii) the gross negligence or willful misconduct on the part of Millennium, or any of its managers, members, officers or employees in its/their performance of this Agreement. Notwithstanding anything herein to the contrary, the foregoing indemnity will not apply to Losses to the extent that such Losses have resulted from the willful misconduct, bad faith, fraud or gross negligence of, or breach of this Agreement by, a Company Indemnified Party.

(c)          Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY ANYWHERE IN THIS AGREEMENT, MILLENNIUM'S EXCLUSIVE REMEDY AND THE COMPANY'S LIMIT OF LIABILITY FOR ANY AND ALL PRODUCT WARRANTY CLAIMS HEREUNDER, SHALL BE FOR THE REPLACEMENT OF THE PARTICULAR PRODUCTS WITH RESPECT TO WHICH SUCH CLAIMS ARE ASSERTED UNDER SECTION 3(B). EXCEPT FOR OBLIGATIONS OF INDEMNITY FOR THIRD PARTY CLAIMS NOT LIMITED BY THE PRECEEDING SENTENCE, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES RESULTING FROM THE PRODUCTS OR ANY OTHER ACTIVITIES OF THE PARTIES UNDER THIS AGREEMENT.

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(d)          Indemnification Procedure. Upon obtaining knowledge of any third-party claim (a "Third-Party Claim") which gives or could give rise to a right of indemnification under this Agreement, the party requesting indemnification ("lndemnitee") shall provide notification to the other party ("lndemnitor") describing the amount and nature of the Third-Party Claim; provided, however, that any failure or delay in giving such notice shall only relieve the Inseminator of its obligation to defend, indemnify, and hold the lndemnitee harmless to the extent it reasonably demonstrates its defense or settlement of the Claim was adversely affected thereby. The Inseminator shall have sole control of the defense and of all negotiations for settlement of any Third-Party Claim and the Indemnities shall cooperate with the Inseminator in the defense or settlement of any such Claim at the Inseminator’s expense. Notwithstanding the foregoing, the Inseminator shall not settle any claim unless such settlement completely and forever releases the Indemnitee from all liability with respect to such Claim or unless the Indemnitee consents to such settlement in writing. Where the Indemnitor does not Request the Indemnitee to cooperate in the defense or settlement of any such Claim in which the Indemnitee is involved, the lndemnitee may participate in the defense of the Claim at its own expense. If Indemnitor does not assume defense of the Third-Party Claim, the Indemnitee will defend or settle the Third-Party Claim, utilizing counsel of the Indemnitee's choice, and Indemnitor shall reimburse the lndemnitee an amount equal to the aggregate of (i) the liabilities, plus (ii) all costs and expenses incurred by the Indemnitee in connection with the enforcement of the indemnification obligations set forth herein (including reasonable attorney's fees and costs), plus (iii) interest at the highest amount permitted by law on the aggregate amount of the liabilities, plus the other costs and expenses incurred by the Indemnitee.

(e)          Millennium shall maintain a commercial general liability insurance policy, including products and completed operations, contractual liability and personal and advertising injury coverages (and other such coverages as are generally maintained by businesses involved in the same activities as contemplated to be conducted by Millennium hereunder), with limits of not less than two million dollars ($2,000,000) per occurrence and two million dollars ($2,000,000) in the aggregate. Millennium will cause a certificate of insurance evidencing the above to be presented to the Company upon execution of this Agreement. Millennium will place insurance with carriers with a BEST rating of A minus VII or better qualified to write insurance in the State of New York.

9.          Confidentiality.

(a)          Millennium and the Company, each in its capacity as a recipient of the other party's Confidential Information (a "Receiving Party") will not, during or subsequent to the term of this Agreement: (i) use such Confidential Information (as defined herein) for any purpose whatsoever other than the performance of the transactions contemplated in this Agreement, or (ii) disclose such Confidential Information to any third party without the disclosing party's ("Disclosing Party's") prior written approval; provided, however, in each such case, the Receiving Party shall be able to use and disclose the Disclosing Party's Confidential Information as necessary to permit such Receiving Party to perform its obligations under this Agreement. Millennium and the Company agree that all Confidential Information will remain the sole property of the Disclosing Party. Each party in its capacity as a Receiving Party also agrees to take all reasonable precautions to prevent any unauthorized disclosure of the Disclosing Party's Confidential Information in its possession. For purposes of this Section 9, the term "Confidential Information" as used in this Agreement with respect to a Disclosing Party shall mean information not generally available to the public regarding the Disclosing Party, including without limitation, trade secrets, patented or other proprietary information, forms, informnation regarding operations, systems, methods, processes, financing, services, know how, computer and any other processed or collated data, computer programs, pricing, marketing and advertising data of each party. For clarity, OralCDx customer lists including all of Millennium's customer data developed from their activities conducted under this agreement regarding the OralCDx purchase patterns of all customers shall be the Confidential Information of the Company. Confidential Information does not include Information that (i) is known to the Receiving Party at the time of disclosure to such party, has become publicly known and made generally available through no wrongful act of the Receiving Party, (iii) has been rightfully received by the Receiving Party from a third party who is authorized to make such disclosure without confidentiality restrictions, or (iv) is proven by competent evidence by the Receiving Party that it was independently conceived or discovered by such party without reference to or use of the Disclosing Party's confidential information.

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(b)          Millennium and the Company each acknowledge that such covenants are necessary to protect the legitimate business interests of the Company and Millennium and that any violation thereof would result in irreparable harm to the Company or Millennium. Accordingly, each party agrees that upon the violation or threatened violation by such party of any of the restrictions contained in this Section 9, the other party shall be entitled to obtain from any court of competent jurisdiction a preliminary and permanent injunction (without the necessity of posting a bond or other security) as well as any other relief provided at law or equity, under this Agreement or otherwise without any obligations to post any bond. In the event any of the foregoing restrictions are adjudged unreasonable in any proceeding, then the parties agree that the period of time or scope of such restrictions (or both) shall be adjusted in such a manner or for such a time (or both) as is adjudged to be reasonable.

10.         Force Majeure. Any delays in or failure of performance by either party under this Agreement shall not be considered a breach hereof if such delay or failure is occasioned by an event beyond the reasonable control of the party affected ("force majeure"); provided that any party whose performance is so delayed shall give prompt notice thereof to the other party and shall use all reasonable endeavors to comply with the terms of this Agreement as soon as possible. Force majeure in this context shall include acts of government, acts of God, fires, floods, explosions, riots, civil disturbances, strikes, insurrections, earthquakes, wars, rebellion and epidemics. In no event shall an event of force majeure excuse any delay in payment by any party.

11.         Relationship of Parties. The relationship between the parties hereto is that of independent contractors. Neither party hereto is an agent, partner or employee of the other and neither party has any right or any other authority to enter into any contract or undertaking in the name of or for the account of the other or to either assume or create any obligation of any kind, express or implied, on behalf of the other, nor will the act or omissions of either create any liability for the other. This Agreement shall in no way constitute or give rise to a partnership between the parties.

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12.         Assignment. Neither this Agreement nor any right, title, interest or obligation hereunder shall be assignable or transferable by either party without the prior written consent of the other party, not to be unreasonably withheld, conditioned or delayed; provided that either party may assign its right, title, interest or obligation hereunder to (a) a corporation which controls, is controlled by or is under common control with such party or (b) any successor or purchaser of such party, its equity securities or all or substantially all of its business or assets (or, in the case of the Company, its oral cancer business or assets alone) whether via a merger, consolidation, recapitalization, sale of equity or sale or disposition of assets.

13.         Notices. All notices and other communications required or permitted hereunder shall be in writing. Notices and such other communications may be delivered either (a) personally, against written receipt therefore or (b) by means of (i) a recognized overnight courier service (such as Federal Express, DHL, Airborne Express or U.S.P.S. Express Mail), (ii) postage paid, certified or registered mail, return receipt requested, or electronically confirmed facsimile or e-mail transmission. Notices shall be addressed as follows:

If to the Company:

CDx Laboratories, Inc.

2 Executive Boulevard

Suffern, New York 10901

Attention: Chief Executive Officer

Tel: 845-369-7096

Fax: 845-369-7082

Email: mrutenberg@cdxdiagnostics.com

With a copy to:

Art Lerner

Crowell & Moring, LLP

1001 Pennsylvania Avenue, N.W.

Washington, D.C. 20004-2595

Tel: 202-624-2820

Fax: 202-628-5116

Email: alerner@crowell.com

If to Millennium:

Millennium Medical Devices LLC

400 Garden City Plaza, Suite 440

Garden City, New York 11530

Attn: Chris Amandola

Tel: 516- 628-5500

Fax: 516-628-5400

Email: chris@millenniumhcs.com

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With a copy to:

Abrams, Fensterman, Fensterman, Eisman, Formato,

Ferrara & Einiger, LLP

1111 Marcus Ave., Suite 107

Lake Success, NY 11042

Attention: Ayman Soliman, Esq.

Tel: (516) 328-2300

Fax: (516) 328-6638

Email: asoliman@abramslaw.com

or, in the case of any of the parties hereto, at such other address as such party shall have furnished to each of the other parties hereto in accordance with this Section 13. Each such notice, demand, request or other communication shall be deemed given (x) on the date of personal delivery, (y) on the first business day following the date of delivery to the overnight courier service or facsimile or e-mail transmission, or (z) three business days following such certified or registered mailing.

14.         Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without regard to its conflicts of laws principles. Each party hereby irrevocably and unconditionally consents and agrees that all actions, suits or other proceedings arising under or in connection with this Agreement shall be tried and litigated in state or federal courts located in the county of Nassau in the State of New York, which courts shall have exclusive jurisdiction to hear and determine any and all claims, controversies and disputes arising out of or related to this Agreement and each party hereto waives any objection it may have now or hereafter have to venue or to convenience of forum.

15.         Benefit. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the respective parties.

16.         Entire Agreement; Amendments. This Agreement constitutes the entire agreement and understanding concerning the subject matter hereof and supersedes and replaces any prior negotiations, proposed agreements and agreements, oral or written, with respect thereto, including that this Agreement replaces and supersedes in its entirety the Purchase Supply and Distribution Agreement by and between the Company and Millennium, having an effective date of February 1, 2013 which was executed and delivered by the parties on or about January 22, 2013. This Agreement may not be modified, amended or terminated except by a writing signed by both parties and their authorized representatives.

17.         Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. Any executed signature page delivered by facsimile transmission shall be binding to the same extent as an original executed signature page, without regard to any agreement subject to the terms hereof or any amendment thereto.

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(Signature Page Follows)

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

CDX LABORATORIES, INC.

By:	/s/ Mark Rutenberg
Name: Mark Rutenberg
Title: Chairman and CEO

MILLENNIUM MEDICAL DEVICES LLC

By:	/s/ Chris Amandola
Name: Chris Amandola
Title: President

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